Exhibit 12.1

CLEAN ENERGY FUELS CORP.

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF EARNINGS TO FIXED CHARGES

							Nine
							Months
							Ended
		Year Ended December 31,					September 30,
		2005	2006	2007	2008	2009	2010
Earnings:
Pretax Income (loss)		$28,880,640	$(89,771,949)	$(7,672,482)	$(44,278,362)	$(33,384,298)	$(17,165,485)
Plus:	Equity (earnings) losses from equity investees	—	—	—	188,186	(243,962)	(200,919)
Plus:	Fixed charges	750,798	2,043,475	786,725	1,452,272	3,354,205	2,277,326
Plus:	Amortization of capitalized interest	—	—	—	24,650	76,250	88,463
Less:	Interest capitalized	—	—	—	(493,000)	(539,000)	(295,024)
Total Earnings		$29,631,438	$(87,728,474)	$(6,885,757)	$(43,106,254)	$(30,736,805)	$(15,295,638)

Fixed Charges:
Interest expensed and capitalized		$251,900	$1,465,503	$73,378	$523,036	$1,566,671	$804,387
Amortization of debt issuance costs		—	—	—	22,500	60,000	45,000
Interest within rental expense		498,898	577,972	713,347	906,736	1,727,534	1,427,939
Total Fixed Charges		$750,798	$2,043,475	$786,725	$1,452,272	$3,354,205	$2,277,326

Ratio of earning to fixed charges		39.5	—	—	—	—	—

Deficiency of earnings to fixed charges		$—	$89,771,949	$7,672,482	$44,558,526	$34,091,010	$17,572,965